UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2012

HARVARD ILLINOIS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-53935	27-2238553
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

58 North Ayer Street, Harvard, Illinois	60033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (815) 943-5261

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Harvard Illinois Bancorp, Inc. (the “Company”) announced its financial results at and for the three months and the year ended December 31, 2011.

Comparison of Operating Results for the Three Months Ended December 31, 2011 and December 31, 2010

Net Income. The Company reported unaudited net income for the three months ended December 31, 2011, of $114,000, or $0.16 per share of common stock, basic and diluted, compared to net income of $99,000, or $0.13 per share of common stock, basic and diluted, for the three months ended December 31, 2010. Net income increased $15,000 due to an increase of $37,000 in net interest income and decreases of $53,000 in noninterest expense and $237,000 in the provision for income taxes, partially offset by a decrease of $168,000 in noninterest income and an increase of $144,000 in the provision for loan losses. Per share information for the three months ended December 31, 2011, is based upon 733,083 average shares outstanding, compared to the three months ended December 31, 2010, which is based upon 725,306 average shares outstanding.

Interest and Dividend Income. Total interest and dividend income decreased $142,000 or 7.3% to $1.80 million for the three months ended December 31, 2011 from $1.94 million for the same period in 2010. Although average interest-earning assets increased $2.5 million to $156.6 million for the three months ended December 31, 2011 from $154.1 million for the same quarter in 2010, the average yield decreased 45 basis points to 4.59% from 5.04%. This decrease reflected the lower reinvestment rates and the reallocation of interest-earning assets between asset categories and the decreases in yield on those assets during the quarter ended December 31, 2011 compared to the quarter ended December 31, 2010. Interest and fees on loans decreased $123,000 during the period as the average balance of loans decreased $1.0 million to $116.9 million primarily due to repayments and sales of loans outpacing originations and purchases, and by the lower average yield on loans, which decreased 37 basis points to 5.75% from 6.12%. Interest income on securities and other interest-earning assets decreased $19,000 for the three months ended December 31, 2011 compared to same period in 2010 as average balances increased $3.5 million, primarily due to slower loan demand, and the average yield on those assets decreased 32 basis points to 1.20% from 1.52%, due to the lower interest rate environment.

Interest Expense. Total interest expense decreased $179,000 or 26.1% to $508,000 for the three months ended December 31, 2011 from $687,000 for the same period in 2010. Interest expense on deposit accounts decreased $143,000 or 25.8% to $412,000 for the three months ended December 31, 2011 from $555,000 for the same period in 2010. This decrease was primarily due to a decrease in interest expense on certificates of deposit and brokered certificate accounts of $125,000 during the period while interest expense on savings, NOW and money market accounts decreased $18,000. The average balances of savings, NOW and money market accounts increased $2.0 million while the cost of these deposits decreased 16 basis points to 0.21% during the three months ended December 31, 2011 from the three months ended December 31, 2010. The average balance in certificates of deposits and brokered certificates of deposit increased $1.6 million, with the cost of these deposits decreasing 67 basis points to 1.93%. The movement in deposit accounts and reduction in the cost of these funds was the result of our competitive pricing and the declining market interest rates for deposits.

Interest expense on Federal Home Loan Bank advances decreased $36,000 to $96,000 for the three months ended December 31, 2011 from $132,000 for the three months ended December 31, 2010. The average balance of advances decreased $2.2 million while the average cost of this funding decreased 52 basis points to 2.95% for the three months ended December 31, 2011 from the comparable period in 2010. The decrease in the average balance of advances was due to adhering to our capital and liquidity plans to lessen our reliance on borrowed funds. The decrease in the cost of these funds was a reflection of the lower market interest rate environment in 2011 compared to 2010.

Net Interest Income. Net interest income increased $37,000 or 3.0% to $1.29 million for the three months ended December 31, 2011 from $1.25 million for the three months ended December 31, 2010, primarily as a result of an increase in our net interest rate spread of 8 basis points to 3.16% from 3.08%. The ratio of our average interest-earning assets to average interest-bearing liabilities increased to 110.42% for the three months ended December 31, 2011 from 109.75% for the same period in 2010. Our net interest margin increased to 3.30% from 3.25%. The increases in our net interest rate spread and net interest margin reflected the more rapid repricing of all deposit products at lower rates, and the maturity of higher cost long-term fixed –rate Federal Home Loan Bank advances.

Provision for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

We evaluate the allowance for loan losses on a regular basis and the provision is based upon our periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The factors we considered in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar loan characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, we do not separately identify individual consumer and residential loans for impairment measurements.

Based upon our evaluation of these factors, a provision of $426,000 was recorded for the three months ended December 31, 2011, an increase of $144,000 or 51.1% from $282,000 for the three months ended December 31, 2010. The provision for loan losses reflected net charge offs of $201,000 for the three months ended December 31, 2011, compared to $84,000 for the three months ended December 31, 2010. The allowance for loan losses was $2.6 million, or 2.18% of total loans at December 31, 2011, compared to $1.9 million, or 1.63% of total loans at December 31, 2010. At December 31, 2011, we had identified substandard loans totaling $7.4 million, all of which were considered impaired, and established an allowance for loan losses of $975,000, compared to substandard loans and related allowance for loan losses of $5.1 million and $751,000 at September 30, 2011. At December 31, 2010, we considered all substandard loans totaling $3.3 million impaired and established an allowance for loan losses of $577,000, compared to substandard loans and related allowance for loan losses of $3.7 million and $339,000 at September 30, 2010. We used the same methodology in assessing the allowance for each period.

The allowance as a percent of nonperforming loans decreased to 34.65% at December 31, 2011 from 46.37% at September 30, 2011. Nonperforming loans increased to $7.4 million at December 31, 2011, compared to $5.1 million at September 30, 2011. Net charge-offs as a percent of average total loans outstanding increased to 0.69% for the quarter ended December 31, 2011 from 0.29% for the same quarter in 2010, due to an increase in net charge-offs of $117,000 to $201,000, partially offset by a $1.0 million decrease in average loans outstanding to $116.9 million.

To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the three months ended December 31, 2011 and 2010, respectively.

Noninterest Income. Noninterest income decreased $168,000 or 57.9% to $122,000 for the three months ended December 31, 2011 from $290,000 for the three months ended December 31, 2010. The decrease was primarily due to a decrease in net gains on loan sales of $165,000 to a net loss of $27,000 for the three months ended December 31, 2011, compared to net gains of $192,000 for the same period in 2010. Losses on loan sales included the net decrease in fair value of mortgage servicing rights of $74,000 for the three months ended December 31, 2011 due to the significant increase in prepayment speeds for the servicing portfolio during the last quarter of 2011. Gains on loan sales for the three months ended December 31, 2010 included the net increase in fair value of servicing rights of $61,000. Net realized gains of $47,000 and $76,000 were recognized on loans sold of $5.5 million and $8.2 million for the three months ended December 31, 2011 and 2010. Losses on other than temporary impairment of equity securities increased $8,000 to $9,000 for the three months ended December 31, 2011, compared to $1,000 for the same period in 2010. The other than temporary impairment of equity securities in 2011 and 2010 were related to our investment in common stock of other community banks, Fannie Mae and Freddie Mac common stock, and Shay Asset Management mutual funds.

Noninterest Expense. Noninterest expense decreased $53,000 or 4.7% to $1.07 million for the three months ended December 31, 2011 from $1.13 million for the three months ended December 31, 2010. The increase in compensation and benefits of $69,000 or 12.1% to $629,000 in the three months ended December 31, 2011 compared to the same period in 2010, was partially offset by decreases in all other categories of noninterest expense. The increase in compensation and benefits was due to salary increases approved for 2011, and the impact of the Equity Incentive Plan approved in 2011. The largest decrease was in foreclosed assets, net, which decreased $68,000 to $1,000, due primarily to a decrease of $54,000 in losses and write-downs on foreclosed assets for sale to $7,000 for the three months ended December 31, 2011, from $61,000 for the same period in 2010. In addition, federal deposit insurance decreased $13,000 to $39,000 for the three months ended December 31, 2011 compared to $52,000 the same period in 2010 due to a reduced fee structure.

Provision (Benefit) for Income Taxes. The benefit for income taxes was $201,000 for the three months ended December 31, 2011 compared to a provision for income taxes of $36,000 for the same period in 2010, a net increase in benefit for income taxes of $237,000. The income tax benefit for the fourth quarter of 2011 reflects a lower level of pre-tax income as compared to 2010, as well as the impact of the $159,000 decrease in the valuation allowance for deferred income tax assets in 2011. The effective tax benefit as a percent of pre-tax loss was 231.03% for the three months ended December 31, 2011, compared to an effective tax expense as a percent of pre-tax income of 26.67% for the three months ended December 31, 2010.

Comparison of Operating Results for the Years Ended December 31, 2011 and December 31, 2012

Net Income. The Company reported unaudited net income of $4,000, or $0.01 per share, basic and diluted, for the twelve months ended December 31, 2011, compared to net income of $149,000 or $0.20 per share, basic and diluted, for the period April 8, 2010 to December 31, 2010. On April 8, 2010, the Company reorganized from a two-tier mutual holding company to a stock holding company and completed its initial public offering. Per share information for the twelve months ended December 31, 2011, is based upon 731,513 average shares outstanding, compared to the period from April 8, 2010 to December 31, 2010, based upon 723,822 average shares outstanding. Net income decreased $145,000 due to a decrease of $200,000 in noninterest income and increases of $415,000 in the provision for loan losses and $86,000 in noninterest expense, partially offset by increases of $258,000 in net interest income and $298,000 in the benefit for income taxes.

Interest and Dividend Income. Total interest and dividend income decreased $481,000 or 6.2% to $7.26 million for the year ended December 31, 2011 from $7.74 million for the year ended December 31, 2010. Although average interest-earning assets increased $4.1 million to $156.3 million for the year ended December 31, 2011 from $152.2 million for the same period in 2010, the average yield decreased 44 basis points to 4.65% from 5.09%. This decrease reflected a decline in the interest rate environment for nearly all asset categories during the period, and that most of the increase in interest-earning assets was invested in lower-yielding short-duration securities repurchase agreements. Interest and fees on loans decreased $425,000 for the year ended December 31, 2011 compared to the same period in 2010 as the average balance of loans decreased $4.4 million to $115.9 million primarily due to repayments and sales of loans outpacing originations and purchases, and as the average yield on loans decreased 14 basis points to 5.83% from 5.97%. Interest income on securities and other interest-earning assets decreased $56,000 for the year ended December 31, 2011 compared to the year ago period as the average yield on those assets decreased 51 basis points to 1.24% from 1.75%, due to the lower interest rate environment, offset by an increase in average balances of those assets of $8.5 million, primarily due to slower loan demand.

Interest Expense. Total interest expense decreased $739,000 or 24.7% to $2.25 million for the year ended December 31, 2011 from $2.99 million for the year ended December 31, 2010. Interest expense on deposit accounts decreased $545,000 or 23.0% to $1.83 million for the year ended December 31, 2011 from $2.37 million for the same period in 2010. This decrease was primarily due to a decrease in interest expense on certificates of deposit and brokered certificate accounts of $449,000, while interest expense on savings, NOW and money market accounts decreased $96,000 in 2011. The average balance in certificates of deposits and brokered certificates of deposit increased $2.4 million, with the cost of these deposits decreasing 64 basis points to 2.13% for the year ended December 31, 2011 compared to the year ended December 31, 2010. The average balances of savings, NOW and money market accounts increased $2.1 million while the cost of these deposits decreased 22 basis points to 0.26% during the year ended December 31, 2011 from the year ended December 31, 2010. The movement in deposit accounts and reduction in the cost of these funds was the result of our competitive pricing and promotional events pricing, and the declining market interest rates for deposits.

Interest expense on Federal Home Loan Bank advances decreased $194,000 to $426,000 for the year ended December 31, 2011 from $620,000 for the year ended December 31, 2010. The average balance of advances decreased $2.9 million while the average cost of this funding decreased 62 basis points to 3.13% for the year ended December 31, 2011 from the year ended December 31, 2010. The decrease in the average balance of advances was due to adhering to our capital and liquidity plans to lessen our reliance on advances. The decrease in the cost of these funds was a reflection of the lower market interest rate environment in 2011 compared to 2010.

Net Interest Income. Net interest income increased $258,000 or 5.4% to $5.01 million for the year ended December 31, 2011 from $4.75 million for the year ended December 31, 2010, primarily as a result of the ratio of our average interest-earning assets to average interest-bearing liabilities which increased to 110.15% for the year ended December 31, 2011 from 108.52% for the same period in 2010, and modest improvement in our net interest rate spread and net interest margin to 3.06% and 3.20%, respectively, from 2.96% and 3.12%, respectively.

Provision for Loan Losses. A provision of $1.32 million was recorded for the year ended December 31, 2011, an increase of $415,000 or 45.9% from $904,000 for the same period in 2010. The provision for loan losses reflected net charge offs of $617,000 or 0.53% of average total loans for 2011, compared to $457,000 or 0.38% of average total loans for 2010. Substandard loans increased $4.1 million to $7.4 million during the year ended December 31, 2011, while the related specific loss allowances for those loans increased $398,000 to $975,000. We used the same methodology in assessing the allowance for each period.

The allowance as a percent of nonperforming loans decreased to 34.65% at December 31, 2011 from 58.88% at December 31, 2010. Nonperforming loans increased to $7.4 million at December 31, 2011, compared to $3.2 million at December 31, 2010. Net charge-offs as a percent of average total loans outstanding increased to 0.53% for the year ended December 31, 2011 from 0.38% for the year ended December 31, 2010, due to an increase in net charge-offs of $160,000 to $617,000, partially offset by a $4.4 million decrease in average loans outstanding to $115.9 million.

To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the years ended December 31, 2011 and 2010, respectively.

Noninterest Income. Noninterest income decreased $200,000 or 24.7% to $609,000 for the year ended December 31, 2011 from $809,000 for the year ended December 31, 2010. The decrease was primarily related to net gains on loan sales which decreased $214,000 to net losses of $1,000 for the year ended December 31, 2011, compared to net gains of $213,000 for 2010. Proceeds from loan sales decreased $10.2 million or 45.8% to $12.1 million for the year ended December 31, 2011 from $22.3 million for 2010.The loan sales were executed to generate additional liquidity and manage interest rate risk for the Bank. Gains on loan sales included the net decrease in fair value of mortgage servicing rights of $115,000 in 2011 compared to the net increase in fair value of mortgage servicing rights of $27,000 in 2010, a decrease of $142,000 primarily due to the larger volume of loans sales and increase in size of our mortgage servicing portfolio in 2010, and a decrease in value combined with a decrease in the size of the servicing portfolio in 2011. Losses on other than temporary impairment of equity securities decreased $15,000 or 55.6% to $12,000 for the year ended December 31, 2011, compared to $27,000 for the same period in 2010. The other than temporary impairment of equity securities in 2011 and 2010 were related to our investment in common stock of other community banks, Fannie Mae and Freddie Mac common stock, and Shay Asset Management mutual funds.

Other noninterest income categories decreased by $1,000, or 0.2%, to $622,000 in 2011 from $623,000 in 2010. The decrease was primarily related to a $15,000 decrease in brokerage commissions in 2011 to $28,000 from $43,000 in 2010 due to lower sales volume.

Noninterest Expense. Noninterest expense increased $86,000 or 1.9% to $4.61 million for the year ended December 31, 2011 from $4.52 million for the year ended December 31, 2010. The increase in noninterest expense was primarily due to increases in compensation and benefits, net losses on foreclosed assets and other noninterest expense of $62,000, $87,000, and $42,000, respectively, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The increase in compensation and benefits was primarily due to higher benefit costs, including the impact of the 2011 Equity Incentive Plan, and higher compensation costs, including a new lender being added to the retail loan department. The increase in net losses on foreclosed assets reflects the increased foreclosure activity in our one-to four-family real estate loan portfolio, and included net losses on sales and write-downs of other real estate owned which increased $114,000 to $202,000 in 2011 due to the impact of further deterioration in real estate values. The increase in other noninterest expense was primarily the result of costs incurred by the Company as a public company. These increases were partially offset by decreases in FDIC insurance premiums and indirect automobile servicing fees of $56,000 and $43,000, respectively for the year ended December 31, 2011, compared to the year ended December 31, 2010. The decrease in FDIC insurance premiums in 2011 was due to a reduced fee structure. The decrease in indirect automobile servicing fees in 2011 was due to the decrease in the average balance of our purchased indirect automobile loan portfolio which resulted from normal amortization, payoffs and our strategy to reduce our concentration in that portfolio under current market conditions.

Benefit for Income Taxes. The benefit for income taxes was $311,000 for the year ended December 31, 2011 compared to a benefit of $13,000 for the year ended December 31, 2010, an increase of $298,000. The effective tax benefit as a percent of pre-tax income or loss was 101.3% and 9.6% for the years ended December 31, 2011 and 2010, respectively. The benefit for income taxes in 2011 reflects a lower level of pre-tax income as compared to 2010 as well as the impact of a $159,000 decrease in valuation allowances recorded for deferred tax assets related to capital losses on equity securities. The benefit for income taxes in 2010 was offset by the impact of an increase of $6,000 in valuation allowances recorded for deferred tax assets related to capital losses on equity securities.

Comparison of Financial Condition at December 31, 2011 and December 31, 2010

Assets. Total assets at December 31, 2011 increased $1.5 million or 0.9% to $169.2 million from $167.8 million at December 31, 2010. The modest changes in total assets and liabilities were consistent with our strategy to limit growth of our balance sheet in the current economic environment.

Cash and cash equivalents increased $4.3 million to $22.2 million at December 31, 2010 from $18.0 million at December 31, 2010. Cash and cash equivalents includes securities purchased under agreements to resell which increased $4.6 million to $18.5 million at December 31, 2011 from $13.9 million at December 31, 2010. These agreements represent short-term cash investment alternatives that are over-collateralized with collateral that is guaranteed by the “full faith and credit” of the United States government. Interest-bearing deposits decreased $4.6 million to $6.2 million at December 31, 2011 from $10.8 million at December 31, 2010. These deposits are certificates of deposit we have placed with other financial institutions with terms from three months to five years; all are fully covered by FDIC insurance. Available-for-sale securities decreased $384,000 to $4.58 million at December 31, 2011 from $4.97 million at December 31, 2010. This decrease was primarily due to pay-downs, maturities and sales of $3.8 million of U.S. government and federal agency debt securities, partially offset by $3.4 million in purchases of those securities. Held-to-maturity securities totaled $1.7 million at December 31, 2011, a decrease of $846,000 from $2.5 million at December 31, 2010 as a result of $882,000 in maturities and pay-downs on those securities and no purchases. The investment in those deposits and securities were based on liquidity and yield considerations.

The net loan portfolio increased $2.5 million or 2.2% to $115.7 million at December 31, 2011 from $113.2 million at December 31, 2010. In 2011, loan originations, advances and purchases were $47.1 million, which were offset by $12.0 million in loans sold, $36.7 million of loan repayments and payoffs, net of $720,000 in charge offs, a net increase in allowance for loan losses of $702,000 and transfers to foreclosed assets of $1.5 million. The increase in loans during 2011 was due primarily to increases of $578,000 and $5.9 million in the agriculture and farmland loan portfolios, respectively. This activity reflects the Company’s strategy to reduce asset duration and loan concentrations by expanding our commercial and agriculture lending activity to enhance yields and reduce concentrations in our residential real estate and commercial real estate loan portfolios. Substantially all the commercial and agriculture loan activity during 2011 were loans in our market area. These increases were offset primarily by decreases in total one- to four-family loans of $1.2 million, home equity lines of credit and other second mortgages of $1.1 million, and commercial real estate loans of $1.5 million. The decrease in our one- to four-family loans during 2011 was primarily due to repayments, early payoffs and $9.4 million in loans sold to Fannie Mae, which generated $114,000 in net gains on loan sales, offset by loan originations of $14.8 million. The decrease in the one- to four-family loan portfolio reflects our strategy to sell substantially all our conforming one-to four-family loans based on yield and duration considerations. Our portfolio of one- to four-family loans serviced for others decreased $1.3 million to $63.9 million at December 31, 2011 from $65.2 million at December 31, 2010.

All other assets, consisting of premises and equipment, Federal Home Loan Bank stock, foreclosed assets held for sale, accrued interest receivable, deferred income taxes, bank-owned life insurance, mortgage servicing rights and other increased $477,000 to $18.8 million at December 31, 2011 from $18.3 million at December 31, 2010. The largest component of other assets was our investment in Federal Home Loan Bank stock, which was unchanged at $6.5 million at December 31, 2011. The largest change was in deferred income taxes, which increased $524,000 to $1.8 million at December 31, 2011. At December 31, 2011, the Company’s deferred tax asset relating to unused capital loss carryovers and unrealized capital losses on other than temporary impairment of equity securities totaled $544,000. Management has established a valuation allowance for portions of that deferred tax asset of $337,000 at December 31, 2011, a decrease of $159,000 over the December 31, 2010 balance of $496,000.

Liabilities. Deposits increased $2.4 million or 1.8% to $135.1 million at December 31, 2011 from $132.6 million at December 31, 2010. Certificates of deposit, including brokered certificates increased $311,000 or 0.4% to $80.8 million at December 31, 2011 from $80.5 million at December 31, 2010. Savings, NOW and money market accounts totaled $49.0 million at December 31, 2011 compared to $47.9 million at December 31, 2010, an increase of $1.1 million or 2.2%. These increases were due to competitive pricing and promotional interest rates offered during 2011 to generate more liquidity to fund our operations in the current interest rate environment, and lessen our reliance on borrowed funds while still managing interest rate risk. Demand deposits increased $1.1 million or 26.1% to $5.2 million at December 31, 2011 from $4.1 million at December 31, 2010, primarily due to commercial account growth. Federal Home Loan Bank advances decreased to $12.4 million from $13.7 million at December 31, 2011 from December 31, 2010, a decrease of $1.3 million or 9.2%. The Bank maintained sufficient liquidity levels to allow more advances to mature without renewal. Non-interest bearing liabilities increased $194,000 to $3.1 million at December 31, 2011 from $2.9 million at December 31, 2010. The largest component of non-interest bearing liabilities is deferred compensation which increased $71,000 in 2011 to $2.24 million at December 31, 2011 from $2.17 million at December 31, 2010.

Stockholders’Equity. Total stockholders’ equity increased by $76,000 or 0.4% to $18.66 million at December 31, 2011 from $18.59 million at December 31, 2010. The increase resulted primarily from net income of $4,000 for the year ended December 31, 2011, an increase in accumulated other comprehensive income in 2011 of $27,000, the recognition of stock – based compensation expense related to the 2011 Incentive Equity Plan totaling $54,000.

Selected Consolidated Financial and Other Data

The summary information presented below at each date or for each of the periods presented is unaudited. The financial condition data at December 31, 2010 and the operating data for the periods ended December 31, 2010 is derived in part derived in part from the consolidated financial statements of Harvard Savings, MHC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below are not necessarily indicative of the results that may be expected for future periods.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	At December 31,	At December 31,
	2011 (unaudited)	2010
		(Dollars in thousands)
Financial Condition Data:

Total assets	$169,217	$167,751
Cash and cash equivalents	22,227	17,963
Other interest-bearing deposits	6,235	10,825
Securities	6,283	7,513
Loans, net	115,698	113,153
Federal Home Loan Bank Stock	6,549	6,549
Deposits	135,069	132,622
Federal Home Loan Bank Advances	12,402	13,653
Total stockholders’equity	18,662	18,586

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011(Unaudited)	2010 (Unaudited)	2011(Unaudited)	2010
	(Dollars in thousands)
Operating Data
Interest and dividend income	$1,799	$1,941	$7,262	$7,743
Interest expense	508	687	2,254	2,993

Net interest income	1,291	1,254	5,008	4,750
Provision for loan losses	426	282	1,319	904

Net interest income after provision for loan losses	865	972	3,689	3,846

Noninterest income (loss):
Losses on other than temporary impairment of equity securities	(9)	(1)	(12)	(27)
Other noninterest income	131	291	621	836

Total noninterest income (loss)	122	290	609	809

Noninterest expense	1,074	1,127	4,605	4,519

Income (loss) before income taxes	(87)	135	(307)	136
Provision (benefit) for income taxes	(201)	36	(311)	(13)

Net income (loss)	$114	$99	$4	$149

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
	2011(unaudited)	2010(unaudited)	2011(unaudited)	2010
Performance Ratios:
Return on average assets (annualized)	0.27%	0.24%	0.00%	0.09%
Return on average equity (annualized)	2.44%	2.13%	0.02%	0.90%
Interest rate spread (annualized)(1)	3.16%	3.08%	3.06%	2.96%
Net interest margin (annualized)(2)	3.30%	3.25%	3.20%	3.12%
Efficiency ratio(3)	75.53%	72.94%	81.81%	80.90%
Noninterest expense to average total assets (annualized)	2.55%	2.71%	2.74%	2.75%
Average interest-earning assets to average interest-bearing liabilities	110.42%	109.75%	110.15%	108.52%

Capital Ratios:
Total risk-based capital to risk-weighted assets(4)	14.04%	15.79%	14.04%	15.79%
Tier 1 risk-based capital to risk-weighted assets(4)	12.78%	14.53%	12.78%	14.53%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	9.89%	10.18%	9.89%	10.18%
Equity to total assets	11.03%	11.08%	11.03%	11.08%
Average equity to average total assets	11.08%	11.19%	11.11%	10.05%

Asset Quality Ratios:
Total non-performing assets to total assets(5)	5.09%	2.35%	5.09%	2.35%
Total non-performing assets and troubled debt restructurings to total assets(5)	5.09%	2.35%	5.09%	2.35%
Total non-performing loans to total loans(6)	6.28%	2.77%	6.28%	2.77%
Total non-performing loans and troubled debt restructurings to total loans(6)	6.28%	2.77%	6.28%	2.77%
Allowance for loan losses to total non-performing loans and troubled debt restructurings (6)	34.65%	58.88%	34.65%	58.88%
Allowance for loan losses to non-performing loans(6)	34.65%	58.88%	34.65%	58.88%
Allowance for loan losses to total loans	2.18%	1.63%	2.18%	1.63%
Net charge-offs (recoveries) to average total loans (annualized)	0.69%	0.28%	0.53%	0.38%

(1)	The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on securities and losses on other than temporary impairment of equity securities.
(4)	For Harvard Savings Bank only.
(5)	Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed automobiles.
(6)	Nonperforming loans consist of nonaccrual loans and accruing loans past due 90 days or more.

The information reported pursuant to Item 2.02 of this Current Report on Form 8-K shall be deemed to be “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be incorporated by reference in any filing under the Securities Act of 1933.

About Harvard Illinois Bancorp, Inc.

Harvard Illinois Bancorp, Inc. is a Maryland chartered company. The Company is headquartered at 58 North Ayer Street, Harvard, Illinois. The Company’s operations are limited to its ownership of Harvard Savings Bank, an Illinois chartered savings bank, which operates three branch offices located in McHenry and Grundy Counties in Illinois. All information at and for the periods ended December 31, 2011, has been derived from unaudited financial information.

Forward-looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Item 9.01 Financial Statements and Exhibits

(a)	No financial statements of businesses acquired are required.

(b)	No pro forma financial information is required.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HARVARD ILLINOIS BANCORP, INC.

DATE: February 24, 2012	By:	/s/ Duffield J. Seyller, III
Duffield J. Seyller, III President and Chief Executive Officer